Exhibit 5.1

October 29, 2010

Threshold Pharmaceuticals, Inc.

1300 Seaport Boulevard, Suite 500

Redwood City, California 94063

Re:	At Market Issuances of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale by the Company of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $15 million (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-169689) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”); (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement and related Prospectus and Prospectus Supplement; and (v) the At Market Issuance Sales Agreement dated as of October 29, 2010 between the Company and McNicoll, Lewis & Vlak LLC (the “Sales Agreement”). In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

We have further assumed that: (i) all Shares will be issued and sold in the manner stated in the Registration Statement and the related Prospectus and Prospectus Supplement and in compliance with the applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, the securities or blue sky laws of various states and the terms and conditions of the Sales Agreement and (ii) no more than 11,194,029 Shares will be sold, based on the sale price of $1.34 per share, representing the last reported sale price of the Company’s Common Stock on the NASDAQ Capital Market on October 26, 2010.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above as applicable to the subject matter hereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and Prospectus Supplement and the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference to us under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP